UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 6, 2006

MANPOWER INC.

(Exact name of registrant as specified in its charter)

Wisconsin	1-10686	39-1672779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5301 North Ironwood Road Milwaukee, Wisconsin	53217
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (414)  961-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

On September 6, 2006, Manpower Inc. (the “Company”) entered into a change of control severance agreement with Owen Sullivan, Executive Vice President of the Company, Chief Executive Officer of Right Management Consultants and Chief Executive Officer of Jefferson Wells International, which replaced the change of control severance agreement between the Company and Mr. Sullivan dated August 18, 2003.

Under the agreement, if Mr. Sullivan’s employment is terminated by the Company or any of its subsidiaries (collectively referred to as the “Manpower Group”) without “cause” or by Mr. Sullivan for “good reason” and there has been no change of control of the Company, we will provide Mr. Sullivan with (1) his base salary through the date of termination, (2) any unpaid bonus attributable to a fiscal year that ended before the date of termination, (3) a prorated bonus for the year in which his employment was terminated, (4) a lump sum payment equal to his base salary at the highest rate in effect during the term of the agreement plus the amount of his largest annual bonus for the three years prior to the date of termination, (5) continuation of medical and dental benefits for 12 months following the date of termination, and (6) an outplacement service program with a duration of not more than one year following the date of termination.

In the event of a change of control of the Company, if Mr. Sullivan’s employment is terminated without “cause” or by Mr. Sullivan for “good reason” in the protected period (which shall not be more than six months) before or two years after the change of control, Mr. Sullivan is entitled to (1) his base salary through the date of termination, (2) any unpaid bonus attributable to a fiscal year that ended before the date of termination, (3) a prorated bonus for the year in which his employment was terminated based on the greater of the largest annual bonus for the three years prior to the date of termination or the target bonus for the year in which his employment was terminated, (4) a lump sum payment equal to two times his base salary at the highest rate in effect during the term of the agreement plus two times the greater of his highest annual bonus for the prior three years or the target bonus for the year in which the termination takes place, (5) continuation of medical, dental, life insurance and disability benefits for 12 months following the date of termination, and (6) an outplacement service program with a duration of not more than one year following the date of termination.

Upon the death or disability of Mr. Sullivan, he is entitled under the severance agreement to receive (1) his base salary through the date of termination, (2) any unpaid bonus attributable to a fiscal year that ended before the date of termination, (3) a prorated bonus for the year in which his employment was terminated, and (4) all benefits provided under the Company’s benefit plans to which he is entitled.  If Mr. Sullivan’s employment with the Manpower Group is terminated for “cause” or by Mr. Sullivan other than for “good reason,” Mr. Sullivan will receive (1) his base salary through the date of termination, (2) any unpaid bonus attributable to a fiscal year that ended before the date of termination, and (3) all benefits provided under the Company’s benefit plans to which he is entitled.

The agreement also contains nondisclosure provisions that are effective during the term of Mr. Sullivan’s employment with the Manpower Group and during the two-year period following the termination of his employment with the Manpower Group, and nonsolicitation provisions that are effective during the term of his employment with the Manpower Group and during the one-year period following the termination of his employment with the Manpower Group.  The agreement also contains a noncompetition agreement that remains in effect for one year following the termination of employment.

Under the terms of the agreement, “cause” is defined as (1) repeated failure by Mr. Sullivan to perform duties in a competent, diligent and satisfactory manner as determined by the Company’s chief executive officer in his reasonable judgment, (2) insubordination, (3) commission by Mr. Sullivan of any material act of dishonesty or disloyalty involving the Manpower Group, (4) the commission by Mr. Sullivan of an act of fraud, embezzlement or theft or a breach of trust or dereliction of duty in connection with his duties or in the course of his employment with the Manpower Group, (5) chronic absence from work other than by reason of a serious health condition, (6) commission of a crime which substantially relates to circumstances of Mr. Sullivan’s position with the Manpower Group, or (7) the willful engaging by Mr. Sullivan in conduct which is demonstrably and materially injurious to the Manpower Group.

Under the terms of the agreement, “good reason” is defined, with certain exceptions, as (1) a material reduction in the duties assigned to Mr. Sullivan to which he objects and which the Company fails to cure within the required time periods, (2) a material breach of the severance agreement by the Company or of any material obligation of any member of the Manpower Group for the payment of compensation or other benefits to Mr. Sullivan that remains uncured after he gives the required notice, (3) any reduction in Mr. Sullivan’s base salary or a failure by the Manpower Group to provide an arrangement for Mr. Sullivan to earn an incentive bonus for any year, (4) Mr. Sullivan’s being required by the Company to change the location of his principal office to one in excess of 75 miles from Milwaukee County, Wisconsin, provided his employment with the Manpower Group is terminated within 90 days after such location change, or (5) within two years following a change of control of the Company, any reduction of Mr. Sullivan’s annual bonus to an amount that is less than the annual bonus paid to him for either of the two years prior to the change of control.

The description of the agreement does not purport to describe all of the terms of the agreement and is qualified by reference to the full text of the agreement, a copy of which is attached to this report as Exhibit 10.1 and incorporated herein by reference.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits

Exhibit No.	Description

10.1	Change of Control, Severance Agreement with Owen Sullivan dated September 6, 2006.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 11, 2006	MANPOWER INC.

By: /s/ Michael J. Van Handel
Michael J. Van Handel
Executive Vice President, Chief Financial
Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Change of Control, Severance Agreement with Owen Sullivan dated September 6, 2006.